                                                                   Exhibit 10.28


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of October 31, 2000, by and between Consolidated Fabricators, Inc., a Delaware corporation (the "Company"), and John L. McSweeney (the "Executive"). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in
Section 1.

         WHEREAS, the Company and the Executive desire to enter into an agreement regarding the employment by the Company of the Executive effective as of October 31, 2000; and

         WHEREAS, the Executive will be entrusted with knowledge of the particular business methods of the Global Energy Group Members and will be trained and instructed in the particular operation methods of the Global Energy Group Members and the relationship between the Company and the Executive will be one in which the Company places special trust and confidence in the Executive.

         NOW, THEREFORE, in consideration of employment and in further consideration of these mutual covenants and agreements, the parties hereto, each intending to be bound, covenant and agree as follows:

         1. Definitions. As used herein, the following terms shall have the following meanings:

                  "Benefits" has the meaning set forth in Section 2(c)(ii).

                  "Board" means the Board of Directors of the Company.

                  "Cause" means the occurrence of any one of the following as determined by the Board: (i) any breach or non-observance by the Executive of any material provision of this Agreement, including, without limitation, a failure by the Executive to perform his duties pursuant to Section 2(b) of this Agreement or breach by the Executive of any provisions contained in Section 4 or
Section 5 of this Agreement; (ii) the commission by the Executive of a felony, or any crime involving theft, dishonesty or moral turpitude; (iii) the commission by the Executive of act(s) or omission(s) which are willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of the Company, any of the Company's equity holders, or any Affiliate of any of the foregoing; (iv) the Executive's disregard of the directives of the Board; (v) the Executive's drunkenness or use of drugs which interferes with the performance of the Executive's duties under this Agreement, which drunkenness or use of drugs continues after receipt of notice to the Executive from the Company of his violation of this provision; or (vi) any attempt by the Executive to secure any personal profit in connection with the business of the Company unless given prior written approval by unanimous consent of the Board.

                  "Confidential Information" has the meaning set forth in
Section 4(a)(i).

                  "Disability" means the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of the Executive to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 150 days (whether or not consecutive) during any twelve-month period, as determined in the judgment of the Board.

                  "Family Group" means, with respect to any Person who is an individual: (i) such Person's spouse, former spouse and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, "relatives") or (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person's relatives.

                  "Global Energy Group Members" means, collectively, the Company and each of its Subsidiaries and GEEG Holdings, LLC ("GEEG"), a Delaware limited liability company and each of its Subsidiaries (other than the Company and each of its Subsidiaries).

                  "Good Reason" for resignation by the Executive means his resignation because of: (i) a reduction in the annual base salary of the Executive or a material reduction in the Benefits granted to the Executive, (ii) a requirement that the Executive be based at any office or location more than fifty miles from (x) between the date hereof and the first anniversary of the date hereof, Trumbull, Connecticut and (y) after the first anniversary of the date hereof, Clinton, South Carolina, (iii) a removal of the Executive as President of the Company by action of the Board or (iv) an assignment, by action of the Board, to the Executive of any duties and responsibilities that are substantially inconsistent with or materially diminish the Executive's position, in each case other than with the written consent of the Executive.

                  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  "Repurchase Agreement" means the Repurchase Agreement, dated the date hereof, by and between Executive and GEEG.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the sole managing director, manager or general partner of such partnership, limited liability company, association or other business entity.

                  "Termination Date" means the date that the Executive ceases to be employed by any Global Energy Group Member for any reason.

         2. Employment. (a) Employment. The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period (as herein defined).

                  (b) Positions and Duties. (i) Commencing on the date hereof and continuing during the Employment Period, the Executive shall serve as President of the Company under the supervision and direction of the Board and shall have the normal duties, responsibilities and authority of a president of a corporation and such other duties as shall be assigned to the Executive by the Board from time to time.

                           (ii) The Executive shall devote his best efforts and
his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity which does not constitute Disability) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company, its Affiliates and their employees, directors and officers.

                  (c) Base Salary and Benefits. (i) Base Salary. During the Employment Period, the Executive's base salary shall be $330,000 per annum (the "Base Salary"), which salary shall be paid by the Company in regular installments, not less frequently than monthly, in accordance with the Company's general payroll practices and shall be subject to customary withholding.

                           (ii) Benefits. During the Employment Period, in
addition to the Base Salary payable to the Executive pursuant to Section 2(c)(i), the Executive shall be entitled to participate in the Company's employee benefit programs which the Company may now or hereafter make available generally to its senior level executives, including those employee benefits listed on Exhibit A hereto, it being understood that the aggregate pre-tax cost to the Company of such employee benefits listed on Exhibit A shall not exceed $70,000 per annum.

                           (iii) Expenses. The Company shall reimburse the
Executive for all reasonable and necessary business expenses incurred by the Executive in performing his duties under this Agreement which are consistent with the Company's policies, as approved by the Board, in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's receipt of supporting documentation in accordance with the Company's customary reporting and documentation provisions.

                  (d) Term. (i) This Agreement is an employment contract for a term of three (3) years beginning on the date hereof and ending on the third anniversary of the date thereof (the "Employment Period"). Notwithstanding the foregoing, the Employment Period is subject to early termination (x) by reason of the Executive's death or Disability, (y) by resolution of the Board with or without Cause, or (z) upon the Executive's voluntary resignation.

                           (ii) Notwithstanding any termination of the
Executive's employment with the Company (such termination, an "Employment Termination"), this Agreement shall remain a valid and enforceable contract between the parties with respect to Sections 3, 4, 5, 6 and 7 hereof.

                  (e) Employment Termination. (i) If the Employment Period is terminated early by resolution of the Board with Cause, by reason of the Executive's death or disability or by reason of the Executive's voluntary resignation other than for Good Reason, then the Executive shall be entitled to receive only all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination.

                           (ii) If the Employment Period is terminated early by
reason of the Executive's resignation with Good Reason or by resolution of the Board without Cause, then, subject to Section 2(e)(iii), the Executive shall be entitled to receive: (x) all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination, (y) a lump sum amount equal to the amount of Base Salary the Executive would have earned after the date of Employment Termination until the third anniversary of the date hereof, but for such Employment Termination and (z) the Benefits marked on Exhibit A until the third anniversary of the date hereof; provided, however, that in lieu of providing such Benefits, the Company may elect to pay to the Executive the cost of premiums for such Benefits; provided, further, that the Executive can obtain such Benefits at such cost or the policy or policies with respect to such Benefits have been validly assigned to the Executive. Notwithstanding these payments or benefits, the period for which the Executive is entitled to health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, shall begin to run on the date of the Employment Termination.

                           (iii) As a condition to receiving any payments
pursuant to Section 2(e)(ii), the Executive shall execute and deliver to the Company a general release (with ancillary covenants not to sue and other similar standard provisions) of the Company and its Affiliates and their respective officers, directors and employees from all claims of any kind whatsoever arising out of the Executive's employment or termination thereof (including without limitation, civil rights claims), in such form as reasonably requested by the Company; provided, however, that the release will not affect any contractual rights (A) the Executive may otherwise have under Section 2(e)(ii) of this Agreement, the Repurchase Agreement, the Acquisition Agreement dated the date hereof by and among Consolidated Fabricators, Inc. ("CFI"), GEEG, Seller and the other stockholder of CFI or the promissory note issued by CFI to Seller on the date hereof or (B) to which the Executive is entitled in accordance with plan provisions under any employee benefit plan or fringe benefit plan or program of any Global Energy Group Members.

                           (iv) Except as expressly provided in this Section
2(e), the Executive hereby agrees that upon and after the Employment Termination, no severance compensation of any kind, nature or amount (including by operation of law) shall be payable by the Company or any of their respective Subsidiaries or Affiliates to the Executive and the Executive hereby irrevocably waives any claim for severance compensation of any kind, nature or amount (including by operation of law).

                           (v) Except as expressly provided in this Section
2(e), upon the Employment Termination, except as required by law, all of the Executive's rights to Benefits hereunder (if any) shall cease.

         3. Work Product. The Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the actual or anticipated business or research and development or existing or future products or services of any Global Energy Group Member and which are conceived, developed, contributed to or made by the Executive (either solely or jointly with others) while employed by any Global Energy Group Member ("Work Product") shall be the sole and exclusive property of such Global Energy Group Member. The Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         4. Confidential Information. (a) The Executive acknowledges: (i) That the Work Product, artificial intelligence systems, information, customer lists, goodwill, observations and data disclosed to, developed by or obtained by him while employed by any Global Energy Group Member concerning the business or affairs of any Global Energy Group Member (including without limitation the technology, methods of doing business and supplier and customer information of such Global Energy Group Member) (collectively, "Confidential Information") are highly confidential and uniquely valuable to the Global Energy Group Members;

                           (ii) That such Confidential Information is and shall
continue to be the property of the relevant Global Energy Group Member;

                           (iii) That each Global Energy Group Member has a
proprietary interest in its Confidential Information, including without limitation the identity of their respective customers and suppliers, solicited customers, customer and supplier lists;

                           (iv) That the continued success of the Global Energy
Group Members depends in large part on keeping the Confidential Information from becoming known to competitors of the Global Energy Group Members; and

                           (v) That each Global Energy Group Members will be
irreparably harmed by disclosure of any Confidential Information.

                  (b) Therefore, the Executive agrees: (i) That, during his employment and for all times thereafter except (A) as required by law or court order, (B) to the extent necessary in order to permit Executive to enforce his rights under this Agreement or (C) during the Employment Period, if reasonably required in connection with the business of the Company, he shall not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act;

                           (ii) To use his best efforts and diligence to
safeguard the Confidential Information under his control or in his possession and to protect it against disclosure, misuse, espionage, loss or theft;

                           (iii) That upon the Employment Termination or at any
other time the Company may request, for whatever reason, the Executive shall deliver (and in the event of the Executive's death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to any Global Energy Group Member, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of any Global Energy Group Member which he may then possess or have under his control. If the Company requests, the Executive (or his representative) agrees to provide written confirmation that the Executive has returned all such materials to the Company; and

                           (iv) That upon the Employment Termination or at any
other time the Company may request, for whatever reason, the Executive shall assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to any Global Energy Group Member, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Global Energy Group Members which the Executive may then possess, has under his control, or has ever developed, obtained, or contributed to during his tenure with the Company.

         5. Noncompete, Nonsolicitation. (a) The Executive agrees that, during the time he is employed by any Global Energy Group Member and during any applicable Post-Termination Period (as herein defined) (the "Noncompete Period"), he shall not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with, or potential competition with, the businesses of any Global Energy Group Member as such businesses (the "Businesses") exist during the Executive's employment by the Company, within the United States or any other geographical area in which any Global Energy Group Member engages or plans to engage in the Businesses (the "Geographical Area"). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. For purposes of this Section 5, "Post-Termination Period" means the twelve (12) month period beginning on the Termination Date.

                  (b) During the Noncompete Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of any Global Energy Group Member to leave the employ of the Company or any such Subsidiary, or in any way interfere with the relationship between any Global Energy Group Member and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of any Global Energy Group Member, (ii) hire any person who was an employee of any Global Energy Group Member at any time during the Executive's employment period, or
(iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of any Global Energy Group Member to cease doing business with such Global Energy Group Member, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and any Global Energy Group Member.

                  (c) The Executive agrees that: (i) the covenants set forth in this Section 5 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

                  (d) If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  (e) The Executive recognizes and affirms that in the event of his breach of any provision of this Section 5, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Section 5, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

         6. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered by hand, (ii) transmitted by prepaid cable, telex or telecopier, provided that a copy is sent at about the same time by registered mail, return receipt requested and, provided further, that a transmission made on a day which is not a business day or after 3:00 pm on a business day shall be deemed given on the following business day, (iii) one business day after mailed, to the addressee, if sent by Express Mail, Fed Ex, or other overnight delivery service, or (iv) three business days after mailed, to the addressee, by regular mail delivery of the U.S. Postal Service, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this provision):


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
                  To the Company:

                           Consolidated Fabricators, Inc.
                           17 St. Mark Street
                           Auburn, MA 01501
                           Attention:  Secretary
                           Telecopy No.:  (508) 832-7369



                  With a copy, which shall not constitute notice, to:

                           GEEG Holdings, L.L.C.
                           6120 South Yale, Suite 1480
                           Tulsa, OK  74136
                           Attention:  Secretary
                           Telecopy No.:  (918) 488-8389

                                            and

                           Harvest Partners, Inc.
                           280 Park Avenue
                           33rd Floor
                           New York, NY  10017
                           Attention:  Stephen Eisenstein
                           Telecopy No.:  (212) 812-0100

                                            and

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, NY 10036-2787
                           Attention:  John M. Reiss, Esq.
                                        Oliver C. Brahmst, Esq.
                           Telecopy No.: (212) 354-8113

                  To the Executive:

                           at the Executive's last address or telecopy number on the records of the Company


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
or to such other Person or address as shall be designated in writing by any such party.

         7. Miscellaneous. (a) Warranty by the Executive. The Executive represents and warrants to the Company that he is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of the Company or any of its Subsidiaries or the services to be rendered by the Executive under this Agreement.

                  (b) Severability. If any provision of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (c) Complete Agreement. This Agreement shall embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement does not supersede the Repurchase Agreement between GEEG and the Executive which is being executed concurrently herewith.

                  (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  (e) Successors and Assigns, Transfer. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, heirs and assigns. The Executive acknowledges and agrees that any other Global Energy Group Member shall be a third party beneficiary of Sections 3, 4, 5, 6 and 7 of this Agreement and may enforce such provisions as if it were a party hereto, the Company may, at any time, and without the prior consent of any party hereto, assign its rights under this Agreement to the financing sources of any Global Energy Group Member by way of security, to any Person appointed to enforce such security or any Person in connection with such enforcement.

                  (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

                  (g) Remedies. The Company and the Executive will be entitled to enforce its respective rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees and expenses) caused by any breach of any provision of this


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
Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that the Company will suffer irreparable harm and money damages may not be an adequate remedy for any breach of the provisions of this Agreement by the Executive and that any such party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and the Executive.

                  IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                      CONSOLIDATED FABRICATORS, INC.



                                      By:        /s/  James P. Wilson
                                           ------------------------------------
                                           Name:   James P. Wilson
                                           Title:  Secretary

                                          /s/  John L. McSweeney
                                      ------------------------------------------
                                      John L. McSweeney

                                                                       Exhibit A

The Company shall pay the employer's portion of Social Security and Medicare taxes as required by law.

Medical insurance in accordance with the Company's plan

Dental insurance in accordance with the Company's plan

The Company shall pay all premiums on the following insurance policies (or equivalent policies) on the life of the Executive:

                                                                                                  Face amount of policy (or
            Insurance Company           Policy Number                Type of policy               applicable other benefits)
            -----------------           -------------                --------------               --------------------------
  1.           Mass Mutual                 445-2829               Long-Term Disability          $60,000 salary continuance per year
  2.           Northwestern               11-938-395              Whole-life insurance                     $750,000
  3.           Northwestern               12-289-956              Whole-life insurance                     $750,000
  4.           Northwestern               13-514-972              Whole-life insurance                     $500,000
  5.           John Hancock              ORD065692206             Term life insurance                      $100,000
  6.           John Hancock              ORD067164846             Whole-life insurance                     $200,000

         The Executive shall be entitled to name the beneficiary of such policies (all of which shall continue to be owned by the Executive).


The Company shall lease a 1997 Lexus SC 400 or 2001 Lexus SC 430, or equivalent cost automobile, for the Executive's business and personal use, and all reasonable direct expenses related thereto, including gas, automobile insurance, vehicle tags and registration and maintenance, shall be paid by the Company or reimbursed to the Executive by the Company upon the Company's receipt of reasonable documentation in accordance with Company policy. The Company shall be the owner of such automobile at all times.

The Executive shall be entitled to receive paid vacation in accordance with the policies and practices of the Company for other executive of the Company in similar positions.